Exhibit 10.4

750 PARK OF COMMERCE BOULEVARD, SUITE 100, BOCA RATON, FLORIDA 33487

PHONE +1 561 404 2934 | FAX +1 561 994 3979

CONTRACT OF EMPLOYMENT

Entered into between

Mix Telematics North America, Inc.

750 Park of Commerce Boulevard

Suite 100

Boca Raton

Florida

A Texas Corporation

(hereinafter referred to as the “Company”)

and

Howard Guy Scott

3372 NW 53rd Circle

Boca Raton

Florida

33496

(hereinafter referred to as the “Employee”)

By signing this contract, the Employee accept employment as the executive Director: Strategy, Mergers and Acquisitions, based in Boca Raton, Florida USA, effective from 1 May 2011, or earlier by mutual agreement, subject to the following conditions of employment:-

1	Remuneration

The Employee’s total employment cost will be $250 000,00 per annum, which shall represent the total cost to Company, which shall be paid monthly. The Employee hereby acknowledges that should he/she receive unauthorised over payment i.e. salary, commission, benefits, leave, incentives etc, he/she will reimburse the Company with said payment within 30 days after receipt of such payment.

In addition to the cost to Company above, the Company shall pay for:

1)	your cover under the Company’s policies which provide the following cover:

•	Medical Insurance

•	Dental Cover

•	Vision cover

•	Limited life and disability cover

The details of the terms and conditions of these policies are available on request. The Company has the right to alter or terminate these policies upon 30 days notice to you. The Medical coverage is subject to Cobra coverage.

2)	additional costs of living, as a result of your temporary relocation to USA, in the amount of:

a)	$60 000 per annum;

b)	5 economy class air-tickets per annum between Florida and Australia to facilitate the travel of your immediate family.

3)	a cell phone for business purposes. Should the provision of this cell phone result in any liability for taxation, the tax (payg or otherwise) will be for your account.

4)	a 3G card in order to access the Company’s email system remotely when away from the group’s offices

5)	the costs of obtaining and maintaining any visa requirements to work in the USA.

2	Annual Performance Bonus

1)	In addition to your cost to company package you will be entitled to an annual performance bonus. This will be paid out on a bi-annual basis and will vary from time to time depending on the performance of the Group and an assessment of your performance by your manager and the remuneration committee.

2)	The parameters upon which any such bonus is based will be determined before the period to which it relates but will be finally determined at the discretion of the remuneration committee.

3	Share Scheme and Restraint

You will be entitled to participate in the MiX Telematics Executive Share Incentive Scheme. The quantum of options awarded will be commensurate with your position in the group. The award of share options in terms of this Scheme will be dependent on you signing the restraint of trade set out in Appendix A.

4	Hours of Employment

As a senior executive you are required to work the hours that are necessary but also reasonable.

5	Overtime

If the Employee works overtime this shall not be paid unless specifically requested by the Company and any payment for such hours agreed by your manager in writing in advance of any hours being worked.

6	Leave

The Employee has been granted 20 (twenty) working day’s leave per annum. Leave must be approved in advance and approval thereof is subject to operational requirements.

The Employee may not accrue more than the leave they have accrued over the prior 18 months. (i.e. any accrued leave which exceeds the leave days earned over the prior 18 (eighteen) months will not be paid out when employment terminates). The employee shall not be entitled to take a cash payment in lieu of leave days, other than upon termination of their employment.

7	Personal days

The Employee may, with good cause, take personal days on the following basis:

•	During 1st 3 months of employment, any personal days shall be unpaid

•	After the 1st 3 months of employment, the employee shall accrue personal days at the rate of 1/2 of day per month to maximum of 16 days.

The Company shall be entitled to require the employee to provide reasonable proof, such as a doctors certificate, to justify any personal days taken.

The Employee is to notify his/her departmental manager as soon as possible in the event of being absent from work due to illness.

Absence from work for a continuous period of 2 (two) or more days without the necessary authorisation or without the prior notification of same to the immediate superior could be construed as common law breach of contract and the Employee could be deemed to have deserted.

8	Maternity Leave (only applicable to female staff)

The Employee is entitled to 6 (six) weeks unpaid maternity leave and is required to inform her immediate superior in writing of the dates on which she intends to commence and return from maternity leave. During the maternity period of 6 (six) weeks, the Company shall continue to pay the costs of the employee’s Medical, Dental, Vision and Life and Disability cover.

9	Paternity Leave (only applicable to male staff)

The Employee will be entitled to 5 (five) days’ unpaid paternity leave, within the 30 days following the birth of the Employee’s child.

10	Company Rules, Regulations and Procedures

The Employee shall be subject to the Company’s Disciplinary and Grievance Procedures and undertake to acquaint himself/herself with the contents of such procedures and abide by the provisions thereof. The Employee agrees to familiarise himself/herself with the Company’s Codes and Procedures as contained in the Employee Handbook and/or updated from time to time by notices on the Intranet or by other means of communication and that he/she will abide by these Codes and Procedures.

The Employee further agrees to familiarise himself/herself with the Company’s IT Policy which in summary, prohibits the unauthorised use by staff of the Company’s computer, telephone, Internet and e-mail systems for any purpose other than carrying out their duties as required by the Company. To this end the Employee hereby gives irrevocable consent to a duly authorised representative of the Company to monitor, intercept and access e mails sent or received by him/her as well as Internet use.

Copies of the Disciplinary and Grievance Procedures, the IT Policy and the Employee Handbook may be accessed on the Company’s intranet.

11	Disclosure

The Employee acknowledges that he/she is obliged to declare all information that can reasonably be expected to influence the Company’s decision to appoint him/her, e.g. amongst others, trade restraints, licence endorsements, criminal records, qualifications, etc. The Employee will also be required to disclose any conflict of interest or potential conflict of interest that may exist at the present time or at any time during the duration of his/her employment. Conflicts of interest may arise by the Employee’s association with any person employed or otherwise associated with any competitor of the Company or any supplier or customer of the Company. If the Employee is unsure whether such association poses a conflict, ensure it is properly disclosed to avoid problems of any kind in the future.

All disclosures must be in writing and addressed to the Managing Director immediately after the Employee becomes aware of such conflict or potential conflict. If a conflict is of such a nature that it precludes the Employee from remaining in the Company’s employment, he/she hereby agrees that the Company may terminate his/her employment in accordance with the terms of this contract, provided a fair procedure is followed. Examples of conflictual associations or relationships includes having a spouse or family members employed, faithfully or otherwise, by competitive companies, suppliers or customers and where confidential trade secrets of the Company may, in one way or another, be released, either wittingly or unwittingly.

~~12~~	~~Polygraph Examination~~

~~It is Company policy for employees to undergo a polygraph examination prior to commencing employment. In light of the nature of our business, the Employee may be requested, within reason, to undergo polygraph examinations from time to time during his/her employment. Failure to undergo polygraph examination at the Company’s request will be considered a material breach of contract, which may result in disciplinary action taken against the Employee. Should the Employee fail the polygraph examination for any reason, he/she will be given a second opportunity to undergo a polygraph examination to clear any misconceptions or misunderstandings that may have attributed to his/her initial failure. The polygraph is also, from time to time, used to investigate disciplinary infractions and is only utilised as a part of a whole process rather than as a means to an end. Should the Employee fail the second polygraph examination, the Company may institute disciplinary action, which can result in dismissal.~~

13	Confidential Matters

The Employee will not, either before, during or after termination of his/her employment with the Company, use for his/her own benefit or that of any person, firm or company, any confidential information relating to the affairs of the Company or the affairs of any client of the Company, which may have come into his/her possession, or which he/she became aware of whilst in the employment of the Company.

As an employee of the Company, by reason of association and service, the Employee will acquire knowledge of the Company’s trade secrets, source of supply, patents of trade, business methods, suppliers and clientele. Such knowledge could be advantageous to our competitors and is therefore to remain confidential before, during and after you employment.

14	Trade Secrets and Industrial Copyright

You agree that any patent or copyright or trademark or any other intellectual property to any work that you might be entitled arising out of your employment or devolving on you during the period that you are employed by the group or any of its associates or subsidiaries, shall automatically be transferred and become the property of the group, and the group will enjoy all right, title and interest in such patent or copyright or trademark or any other intellectual property.

You undertake to do all things and refrain from doing anything that will prevent the transfer of ownership of the patent or copyright or trademark or other intellectual property of the group.

15	Other employment

While employed by the Company, the Employee is not permitted to undertake any other paid employment, except with the express written permission of the Company.

16	Termination by notice

Your employment with the Group will continue for an indefinite period, terminable on not less than three calendar months’ written notice by either party to the other, such notice to be given by either party with effect from the first working day of any calendar month.

On termination of the Employee’s employment, he/she hereby agrees to immediately return all documentation and other property of the Company, which may be in his/her possession, including but not limited to, lists of customers and written information regarding the business, and he/she undertakes not to make copies thereof for any purposes.

17	Termination of Employment other than notice period

The Company will be entitled to terminate the Employee’s employment, other than the termination referred to in clause 16 in the following events;

17.1	in terms of the disciplinary code;

17.2	for justifiable and/or persistent breach of employment duties due to incapacity or poor performance;

17.3	due to abscondment

17.4	where the Employee is convicted of any criminal offence other than an offence which in the reasonable opinion of the Company does affect his/her position as an employee;

17.5	where the Employee fails to disclose relevant material information pertinent to the job requirements, or do so incorrectly, intentionally, vaguely or falsely in regulation to his/her employment application;

17.6	where the Employee is found guilty of any other conduct, which will justify a dismissal at common law;

17.7	due to misrepresentation in the Employee’s CV.

18	Deductions

In accepting these terms and conditions of employment the Employee hereby authorises the Company to make the following deductions from his/her salary:

18.1	all statutory deductions as required by relevant legislation, and

18.2	all monies owed to the Company on his/her last day of service.

~~19~~	~~On Board Computer~~

~~The employee agrees that the Company shall be entitled to place an on board computer (OBC) into his/her vehicle. The costs associated with the installation and maintenance of the OBC shall be borne by the Company. The Employee agrees that he/she will not tamper with the OBC or alter any of the configurations or settings that will cause the OBC to malfunction in any way. The employee further agrees that the information gathered by the OBC may be utilised by the Company at its discretion.~~

20	Address for service of notices

The parties agree that their addresses, as set out on the front page, shall be used for all written communications for the purposes of this contract, both during and subsequent to the Employee’s employment, unless written notice is given to the respective parties within 7(seven) days of any change in address.

By acceptance hereof, the Employee agrees to abide not only by the abovementioned terms and conditions of employment, but also by the Company’s policies, procedures, directives, etc. The Employee Handbook is available on the Company Intranet, for perusal to give the Employee, a guideline of Rules and Regulation (updated from time to time, but does not constitute a fully comprehensive list of offences and corrective measures.

The Company wishes to take this opportunity to welcome the Employee to the Company and trust his/her time with us will be long and mutually beneficial.

Yours faithfully

This agreed at BOCA RATON on this the 24 day of MAY 2011.

Signed and accepted by	Date:	24 MAY 2011

Appendix A

RESTRAINT OF TRADE

1.1	The following words shall have the meanings ascribed to them and cognate expressions shall have a similar meaning -

1.1.1	“the restrainee”	-	as defined in annexure B;

1.1.2	“the Company”	-	MiX Telematics Limited (Reg.No.1995/ 013858/06);

1.1.3	“the prescribed areas”	-	the area of each province of the Republic of South Africa and any country in which a business defined in 1.1.4 below is conducted at a time when the applicable restrainee leaves the employ of a proprietor as defined in 1.1.5 below;

1.1.4	“business”	-	each and every business conducted by the Company and each and every business conducted by each and every subsidiary of the Company as at the date when the applicable restrainee ceases to be an employee of the Company ;

1.1.5	“proprietor”	-	The Company or any subsidiary of the Company, as the case may be;

1.2	It is recorded that in the course of the restrainee’s involvement with the business prior to his ceasing to be employed by a proprietor, he-

1.2.1	will have acquired considerable know-how in and learnt of proprietary techniques relating to such business;

1.2.2	will have had access to the names of partners, customers, suppliers and consultants with whom each proprietor did business whether embodied in written form or otherwise;

1.2.3	generally will have had the opportunity of learning and acquiring the trade secrets, business connections and other confidential information appertaining to each such business.

1.3	It is acknowledged that by virtue of the restrainee’s position in the business the only effective and reasonable manner in which the relevant proprietor’s rights in respect can be protected is the restraint imposed upon the restrainee in terms of this agreement. In exchange for the imposition of this restraint the company undertakes to include the restrainee as a participant in the Company’s share incentive scheme.

1.4

The restrainee does hereby undertake to the Company that he shall not, for the period set-out in the attached annexure B after leaving the employ of a proprietor without taking up employment with another proprietor, whether as owner, partner, director, shareholder, member, employee, consultant, contractor, financier, agent, representative, assistant, trustee or beneficiary or a trust or otherwise and whether for reward or not, directly or indirectly, carry on or be interested or engaged in or concerned with or employed by any juristic person, firm, undertaking or concern carried on in the prescribed areas which was competing with a business or tendering for work in direct competition with a business or was party to any contract with the proprietor of any business any subsidiary or associate thereof or was in the habit of doing business with the proprietor of any business or any subsidiary or associate thereof as at the date of his so ceasing to be employed, provided that the restrainee shall not be deemed to have breached this undertaking by reason of his holding shares in any juristic person which are listed on a recognised stock exchange if the shares owned by -

1.4.1	him;

1.4.2	his ascendants and descendants;

1.4.3	his spouse;

1.4.4	any person related to him or his spouse within the third degree of consanguinity;

1.4.5	any trust created primarily for the benefit of one or more of the persons referred to in 1.4.1 to 1.4.3 above;

and

1.4.6	any juristic person effectively controlled by one or more of the persons and trusts referred to in 1.4.1 to 1.4.5;

do not in the aggregate constitute more than 5% of any class of the issued share capital of such juristic person.

1.5	The restrainee hereby separately undertakes that neither he nor any juristic person, firm, undertaking or concern in or by which he is directly or indirectly interested or employed will, within the period set out in annexure A, after he ceases to be employed by a proprietor, and without being employed by another proprietor, and whether for reward or not, directly or indirectly -

1.5.1	encourage or entice or persuade or induce any employee of the Company or any subsidiary or associate thereof engaged in a business to terminate his employment; or

1.5.2	furnish any information or advice to any employee employed by the Company or any subsidiary or associate thereof engaged in a business or to any prospective employer of such employee or use any other means which are directly or indirectly intended or likely to persuade such person to be in any way interested in or associated with any company, close corporation, firm, undertaking or concern other than the Company or any subsidiary or associate thereof; or

1.5.3

furnish any information or advice (whether oral or written) to any person with whom the Company or any subsidiary or associate thereof does business that the restrainee intends to or will (whether as proprietor, partner, director, shareholder, member, employee, consultant, contractor, financier, agent, representative or otherwise) directly or indirectly, be interested or engaged in or concerned with or employed by any company, close corporation, firm, undertaking or concern carried on in the prescribed areas which competes with a business at the closing date or will compete with a business during the 365 days succeeding the date he ceases to be an employee of a proprietor without his becoming the employee of another proprietor; or

1.5.4	furnish any information or advice (whether oral or written) to any person doing business with the Company or any subsidiary or associate thereof or use any other means or take any other action which is directly or indirectly designed, or in the ordinary course of events calculated, to result in any such person terminating his association with the Company or any subsidiary or associate thereof concerning a business and/or transferring his business concerning a business to any person other than the Company or any subsidiary or associate thereof concerning a business, or attempt to do so.

1.6	Each of the undertakings set out in this agreement are severable inter alia as to -

1.6.1	nature of interest, act or activity;

1.6.2	the area and period of the restraint;

and are acknowledged to be reasonably required for the protection of the Company and its subsidiaries and to be generally fair and reasonable.

Signed at STELLENBOSCH on this 10 day of NOVEMBER 2011

Restrainee

Signed at Cape Town on this 10 day of Nov. 2011

For and on behalf of the Company

Annexure B

Restrainee: HOWARD SCOTT	(Id No: 590418 5204 003)

Restraint Period: 24 (Twenty Four) Months